Exhibit 10.25

SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. for the year ended December 31, 2018, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary

Kessel D. Stelling	Chairman, Chief Executive Officer and President	$1,125,000
Kevin S. Blair	Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer	615,825
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer, Retired	477,877
J. Barton Singleton	Executive Vice President and President, Financial Management Service	443,128
Mark G. Holladay	Executive Vice President and Chief Risk Officer	390,383